Exhibit 10.1

AGREEMENT

AGREEMENT, dated as of April 23, 2008 (the “Agreement”), by and among STERIS Corporation, an Ohio corporation (the “Company”), the Breeden Nominees (as hereinafter defined) and the persons and entities listed on Schedule A hereto (each a “Breeden Investor” and collectively, the “Breeden Investors”).

WHEREAS, the Breeden Investors are the beneficial owners of, in the aggregate, 5,067,321 shares of common stock, without par value, of the Company (the “Common Stock”);

WHEREAS, on February 8, 2008 the Breeden Investors filed a statement on Schedule 13D with the Securities and Exchange Commission (“SEC”) disclosing their interest in the Company; and

WHEREAS, the Company and the Board of Directors (the “Board”), on the one hand, and the Breeden Investors, on the other hand, wish to enter into certain agreements relating to the future composition of the Board, certain Board and Company governance matters and the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. REPRESENTATIONS

1.1 Authority; Binding Agreement.

(a) The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Articles of Incorporation of the Company or the Amended and Restated Regulations of the Company (the “Regulations”) or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b) Each of the Breeden Investors and the Breeden Nominees represents and warrants, severally and not jointly, that this Agreement and the performance by such Breeden Investor or Breeden Nominee of its or his obligations hereunder (i) has been duly authorized, executed and delivered by such Breeden Investor or Breeden Nominee, and is a valid and binding obligation of such Breeden Investor or Breeden Nominee, enforceable against such Breeden Investor or Breeden Nominee in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Breeden Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Breeden Investor, as amended, or any provision of any agreement or other instrument to which such Breeden Investor or Breeden Nominee or any of its or his properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

1.2 Defined Terms.

For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

II. COVENANTS

2.1 Directors.

(a) Appointment of Breeden Nominees. The Company agrees that concurrent with and as a condition to the execution of this Agreement, the Company and the Board, at a duly convened meeting of directors, shall take all actions necessary, including increasing the size of the Board if necessary, to appoint with immediate effect Richard C. Breeden and Robert H. Fields (the “Breeden Nominees”) as directors, each with a term expiring at the 2008 Annual Meeting.

(b) 2008 Annual Meeting. The Company agrees that the Company and the Board will cause the slate of nominees standing for election, and recommended by the Board, at the 2008 Annual Meeting to be comprised of no more than twelve (12) directors in the aggregate and to include the Breeden Nominees (such slate, the “Agreed Slate”) and specifically to:

(1) nominate both of the Breeden Nominees for election at the 2008 Annual Meeting as a director of the Company to hold office until the Company’s 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

(2) recommend both of the Breeden Nominees for election as directors of the Company at the 2008 Annual Meeting, and cause the

Company to use its reasonable efforts to solicit proxies in favor of the election of both of the Breeden Nominees; and

(3) cause all proxies received by the Company to be voted in the manner specified by such proxies, or if not specified, in favor of the Agreed Slate with respect to the election of directors, and as determined by those designated as the Company’s proxies with respect to other matters.

(c) Committee Representation. Concurrently with their respective appointments or elections as members of the Board, and until such time as the Breeden Nominees are no longer directors of the Company or until the 2009 Annual Meeting (whichever occurs first), the Board shall appoint (i) Richard C. Breeden as a member of the Compensation and Corporate Governance Committee and (ii) Robert H. Fields as a member of the Audit and Financial Policy Committee of the Board. The Company hereby confirms that the only other Committee currently chartered by the Board is the Compliance Committee and that it is not the Company’s intention to create any other committee of the Board, but in the event that any other committee is created at any time that a Breeden Nominee is serving as a director, the Board shall duly consider at least one Breeden Nominee to serve on such committee. The Company hereby confirms that it is the practice of the Company that all independent members of the Board are entitled to attend as an observer, all meetings of the three current standing committees of the Board and agrees that it will maintain this practice and extend it to any new committees created, throughout the Breeden Investor Representation Period.

(d) Role of Breeden Nominees. Each of the Breeden Nominees, upon appointment or election to the Board, will serve as an integral member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, Director Code of Ethics, Board Governance Guidelines, director share ownership guidelines, Stock Trading and Pre-Approval Policies, and other governance matters, and shall have the same rights, responsibilities and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. In determining compliance with the director share ownership guidelines, the Company agrees that the shares of Common Stock owned directly or beneficially by the Breeden Investors shall be attributed to the Breeden Nominees.

(e) Replacement Nominees. If at any time during the Breeden Investor Representation Period either of the Breeden Nominees is or becomes unwilling or unable to serve as a nominee or, following such person’s appointment or election, as a director of the Company, the Breeden Investors shall be entitled to appoint a replacement nominee or director, as the case may be; provided that no breach of the terms hereof on the part of the Breeden Investors has occurred and is continuing; provided further that, such replacement nominee or director, as the case may be, shall be subject to the director candidate processes of, and shall be reasonably acceptable to, the Compensation and Corporate Governance Committee; and provided further that at the time of the appointment of such replacement nominee, the Breeden Investors are beneficial owners of at least five percent (5%) of the Company’s outstanding shares of Common Stock. Any such replacement nominee or director, as the case may be, shall be deemed to be a Breeden Nominee for the purposes of this Agreement and shall execute a supplement in the same form and substance as this Agreement.

(f) Proxy Solicitation Materials. The Company and the Board agree that the Proxy Statement on Schedule 14A filed by the Company in connection with the 2008 Annual Meeting (the “Company Proxy”) and all other solicitation materials to be delivered to stockholders in connection with the 2008 Annual Meeting shall be prepared in accordance with the terms of Section 2.1(b) of this Agreement. The Company will provide the Breeden Investors with copies of any proxy materials or other solicitation materials to be delivered to stockholders in connection with the 2008 Annual Meeting at least two business days, in the case of proxy statements, and at least one business day, in the case of other solicitation materials, in advance of filing such materials with the SEC or disseminating the same in order to permit the Breeden Investors a reasonable opportunity to review and comment on such materials. The Breeden Investors will provide, as promptly as reasonably practicable, all information relating to the Breeden Nominees (and other information, if any) to the extent required under applicable law to be included in the Company Proxy and any other solicitation materials to be delivered to stockholders in connection with the 2008 Annual Meeting. The Company Proxy shall contain the same type of information concerning the Breeden Nominees as provided for the incumbent director nominees.

(g) Other Matters. The Company represents that no matters are anticipated to be presented by the Board for a vote of shareholders of the Company at the 2008 Annual Meeting other than the election of directors (as specified herein) and the ratification of the Company’s registered public accounting firm. The Company agrees that it shall inform the Breeden Investors as soon as possible if any other matters will be presented for a vote of shareholders of the Company at the 2008 Annual Meeting.

(h) Publicity. Promptly after the execution of this Agreement, the Company will issue a press release in the form attached hereto as Schedule B and may make appropriate regulatory filings and submissions in connection with the matters contemplated by this Agreement.

(i) Future Nominations. The Company agrees that it shall provide notice to the Breeden Investors as to whether or not the Company will nominate either or both of the Breeden Nominees for re-election as a director of the Company on or before the thirtieth day prior to the deadline for submitting director nominations under the Regulations with respect to each subsequent annual meeting of the stockholders of the Company following the 2008 Annual Meeting.

2.2 Breeden Investor Provisions.

(a) Breeden Investor Actions. Commencing on the appointment of the Breeden Nominees as directors of the Company and their nomination for election at the

2008 Annual Meeting in accordance with Sections 2.1(a) and (b) of this Agreement and thereafter for so long as at least one Breeden Nominee is serving as a member of the Board (such period, the “Breeden Investor Representation Period”), the Breeden Investors, their respective Affiliates, and the Breeden Nominees or any former Breeden Nominee, will: (i) with respect to the Company or its Common Stock, not make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors), or seek to advise, encourage or influence any person with respect to the voting of any Common Stock (other than Affiliates), or (ii) except as provided for in Section 2.1(b), not seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board, or (iii) not initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, or cause or encourage or attempt to cause or encourage any other person to initiate any such shareholder proposal, regardless of its purpose, or otherwise communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv)(A) under the Exchange Act, or (iv) cause all shares of Common Stock directly or beneficially owned by them and their respective Affiliates as to which they are entitled to vote at the 2008 Annual Meeting and any subsequent meeting of shareholders to be voted in favor of the election of each member of the Agreed Slate and any subsequent slate of Directors recommended by the Board, and in favor of any Company proposals recommended by the Board and required by law or exchange requirement to be submitted to a vote of shareholders, or (v) not make, publish, or provide, or encourage, influence or advise any other person to make, publish, or provide, any public statement or information disparaging or negative toward the business, products, reputation, competence, operation or governance of the Company, its Affiliates, Board, officers, directors or employees, without regard to the truth or falsity of the statement.

(b) The Breeden Investors and their Affiliates and the Breeden Nominees shall not, directly or indirectly, sell, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber, or transfer or convey in any manner any voting rights with respect to, any shares of Common Stock directly or beneficially owned by any of them at the time of the execution of this Agreement (i) with respect to the Breeden Investors, until after the date of the 2008 Annual Meeting, and (ii) with respect to the Breeden Nominees, unless the Breeden Nominee is in compliance with the Director Share Ownership Guidelines, and then only in compliance with the Company’s trading and disclosure policies.

III. OTHER PROVISIONS

3.1 Remedies.

(a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Ohio, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Ohio (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

3.2 Amendment.

This Agreement may be amended only by an agreement in writing executed by the parties hereto.

3.3 Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060-1834

Facsimile: (440) 392-7056

Attention: Mark D. McGinley

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Facsimile No. (216) 579-0212

Attn: Lyle Ganske

          James Dougherty

if to the Breeden Investors:

Breeden Partners L.P.

100 Northfield Street

Greenwich, CT 06830

Facsimile: (203) 618-0063

Attention: James M. Cotter

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza, Suite 4300

New York, New York 10006

Facsimile: (212) 225-3999

Attention: Victor I. Lewkow

                  Daniel S. Sternberg

3.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to any conflict of laws provisions thereof.

3.5 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

3.6 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

STERIS CORPORATION

By:	/s/ Walter M. Rosebrough, Jr.
Name:	Walter M. Rosebrough, Jr.
Title:	President and Chief Executive Officer

BREEDEN INVESTORS

BREEDEN CAPITAL MANAGEMENT LLC

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Managing Member

BREEDEN PARTNERS L.P.

By: Breeden Capital Partners LLC, its general partner

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Managing Member

BREEDEN PARTNERS (CALIFORNIA) L.P.

By: Breeden Capital Partners LLC, its general partner

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Managing Member

BREEDEN PARTNERS HOLDCO LTD.

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Director

BREEDEN CAPITAL PARTNERS LLC

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Managing Member

BREEDEN PARTNERS (CAYMAN) LTD.

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Director

BREEDEN PARTNERS (CALIFORNIA II) L.P.

By: Breeden Capital Partners LLC, its general partner

By:	/s/ Richard C. Breeden
Name:	Richard C. Breeden
Title:	Managing Member

/s/ Richard C. Breeden
Richard C. Breeden

[Breeden Investor Signature Page]

BREEDEN NOMINEES

/s/ Richard C. Breeden
RICHARD C. BREEDEN

/s/ Robert H. Fields
ROBERT H. FIELDS

[Breeden Nominee Signature Page]

Schedule A

Breeden Investors

Breeden Capital Management LLC

Breeden Partners L.P.

Breeden Partners (California) L.P.

Breeden Partners (California) II L.P.

Breeden Partners Holdco Ltd.

Breeden Partners (Cayman) Ltd.

Breeden Capital Partners LLC

Richard C. Breeden

Schedule B

FORM OF PRESS RELEASE